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[Logo] Ernst & Young            Ernst & Young LLP          Phone: (901) 526-1000
                                2400 One Commerce Square   www.ey.com
                                Memphis, Tennessee 38103


May 19, 2003


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Gentlemen:

We have read Item 4 of Form 8-K, dated May 5, 2003, of Accredo Health, Incorporated, and are in agreement with the statements contained in the first sentence of the first paragraph, the second paragraph, and the third paragraph on page 2 therein. We have no basis to agree or disagree with other statements of the Registrant contained therein.



                                             /s/ Ernst & Young LLP

                                             Ernst & Young LLP




                   A Member Practice of Ernst & Young Global